FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES ADENA FIELD OPERATIONS UPDATE

San Antonio, Texas / Denver, Colorado / Kansas City, Missouri (December 16, 2013) – EnerJex Resources, Inc. (OTCMarkets: ENRJ) (“EnerJex” or the “Company”) announced today an update on its operating activities in Morgan County, Colorado, where the Company owns a 100% working interest in approximately 19,000 acres covering the vast majority of Adena Field.

EnerJex has successfully initiated oil production from the three previously announced wells, including two wells that were reactivated in the J-Sand formation and one well that was recompleted in the D-Sand formation at depths of approximately 5,500 feet. Initial results from these wells have met or exceeded management’s expectations and the Company plans to announce production rates once they have stabilized.

Following these positive initial results, EnerJex added a second rig to accelerate development of the project and is currently in the process of reactivating one additional J-Sand well and recompleting one additional D-Sand well. The additional J-Sand well has already been re-entered and tested, and it is currently being tied into production. This well produced a higher than expected oil cut and encountered a stong show of natural gas during the testing operations.

The additional D-Sand well is expected to be the first of multiple wells to begin producing oil from a secondary recovery waterflood project that produced nearly 500,000 barrels of oil during the primary recovery phase. EnerJex began injecting water into this formation during early 2013 and expects to establish a significant amount of stabilized oil production from this project as the reservoir pressure increases and additional wells are completed.

The Company plans to keep two rigs running at Adena Field for the foreseeable future. Due to the relatively low cost of re-entry opportunities at Adena, which are estimated to cost approximately $200,000 each, EnerJex expects to have ample liquidity to also execute an aggressive drilling program in Kansas during 2014. Further details on the Company’s drilling plans for 2014 will be forthcoming.

According to the Colorado Oil and Gas Conservation Commission, Adena is the third largest oil field in the history of Colorado behind Rangely and Wattenberg, having produced 75 million barrels of oil and 125 billion cubic feet of natural gas. Nearly all of the producing wells in Adena Field were temporarily abandoned or shut-in during the secondary recovery phase in the mid-1980s when oil prices collapsed, and only a small number of wells have been produced since that time. Approximately 130 wells are currently shut-in or temporarily abandoned, of which the Company has initially identified approximately 75 wells to be reactivated in the J-Sand formation or recompleted in the D-Sand formation.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “I am pleased with our initial results at Adena Field and I look forward to providing additional updates on this project and our Kansas operations in the near future. I believe that 2014 will be a breakout year for the Company.”

About EnerJex Resources, Inc.

EnerJex Resources, Inc. is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the mid-continent region of the United States. The Company owns oil and gas leases covering approximately 100,000 acres in multiple prolific hydrocarbon basins located in four states including Colorado, Kansas, Nebraska, and Texas.

EnerJex’s operations are focused in five distinct projects where the company produces oil and natural gas from shallow reservoirs that are characterized by long lived reserves with low production decline rates. Within these projects, the Company has identified more than 500 low-risk drilling locations. Through its large acreage footprint in the Denver-Julesburg (“DJ”) Basin, EnerJex also has significant exposure to emerging oil resource plays that are being pursued by numerous competitors on trend with the Company’s properties. EnerJex’s headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM